EXHIBIT 2

FORM OF "5% REDEEMABLE CONVERTIBLE DEBENTURE DUE MAY 31, 2007"

CHINESEWORLDNET.COM INC.

No. _______

5% REDEEMABLE CONVERTIBLE DEBENTURE DUE MAY 31, 2007

THIS 5% REDEEMABLE CONVERTIBLE DEBENTURE comprises part of a duly authorized debenture of Chineseworldnet.com Inc., a corporation organized under the laws of the Cayman Islands and having its principal address at Suite 510, 1199 West Pender Street, Vancouver, BC, V6E 2R1 (the "Company"), designated as its 5% Redeemable Convertible Debentures due May 31, 2007 in an aggregate principal amount of $______________ in lawful money of United States (the "Debentures", each individual debenture being referred to as a "Debenture").

FOR VALUE RECEIVED, the Company promises to pay to the order of ____________________________________________________________having an address at ______________________________________________________________________, the holder hereof, or its registered assigns (the "Subscriber"), the principal sum of US$___________ on May 31, 2007 (the "Maturity Date") and to pay interest on the principal sum outstanding under this Debenture, at the simple interest rate of 5% per annum, with such interest payments being payable semi-annually on October 31 and May 31 of each year during the term of this Debenture (each such date, "Interest Date"), provided however that no interest shall accrue on or after a Conversion Date on that portion of the principal sum outstanding under this Debenture converted into Common Shares.

Monies received by the Subscriber shall be allocated firstly to payment of all accrued and unpaid interest before any monies shall be paid on account of the principal sum. Interest shall be calculated based on a 365-day year.

The interest so payable will be paid to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debentures (the "Debenture Register") at the close of business on the record date for interest accrued or payable on such Interest Date; provided, however, that the Company's obligation to a transferee of this Debenture arises only if the transfer, sale or other disposition is made in accordance with Paragraph 2. The record date for any interest payment or accrual is the close of business on the date five (5) Business Days prior to the Interest Date

Each Debenture, which is part of the Debentures, shall be equal in all respects (except as to the quantum of the principal sum advanced by each Subscriber) and rank pari passu with every other Debenture constituting the Debentures and without preference or priority on maturity, redemption or payments to Subscribers. The Subscriber shall receive that proportion of all moneys due in respect of the Debentures, which the principal amount of the Debenture held by the Subscriber is of the aggregate principal amount of all Debentures then outstanding.

The Company is entitled to pre-pay and redeem this Debenture in whole or in part at any time without bonus or penalty, provided that the Company provides the Subscriber with thirty (30) days prior written notice of its interest to pre-pay to allow the Subscriber time to exercise its right of conversion if it so elects.

The Debenture is subject to the following additional provisions:

1.	DEFINITIONS

(a)	For purposes hereof, the following terms shall have the following meanings:

"Business Day" means any day other than a Saturday, Sunday or statutory holiday in the province of British Columbia, Canada;

"Common Shares" means common shares of the Company and any other security into which such Common Shares shall be converted or for which they shall be exchanged pursuant to any recapitalization, reorganization, merger, consolidation, share exchange or similar transaction;

"Conversion Date" shall have the meaning set forth in Paragraph 3(d)(i);

"Conversion Notice" shall have the meaning set forth in Paragraph 3(d)(i);

"Conversion Rate" shall have the meaning set forth in Paragraph 3(c);

"Event of Default" shall have the meaning set forth in Paragraph 9;

"Outstanding Amount" means the principal sum outstanding under this Debenture from time to time and all accrued but unpaid interest thereon;

"person" means an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust and trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereof;

(b)

Whenever the sense of this Debenture requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Paragraph headings are for convenience only and shall not affect the interpretation of this document.

2.	TRANSFERS

The Subscriber may transfer or assign this Debenture or any interest herein (but in no event in an amount less than $5,000 in Outstanding Amount); provided, however, that it shall be a condition of such transfer or assignment that the Subscriber will furnish the Company in advance with evidence reasonably acceptable to the Company to the effect that such transfer or assignment is exempt from the registration and prospectus requirements under applicable securities laws.

3.	CONVERSION

(a)

Subscriber's Right to Convert. The Outstanding Amount shall be convertible, in whole or in part, at the option of the Subscriber at any time and from time to time prior to the Maturity Date, into Common Shares of the Company.

(b)

The Company's Right to Shorten Conversion Period. At any time during the term of the Debenture, should the Common Shares of the Company trade for a period of 30 consecutive trading days at an average closing price exceeding $0.80 per Common Share, the Company shall have the option, exercisable by providing the Subscriber with written notice, of shortening the Subscriber's right to convert the Outstanding Amount to a period of thirty (30) days from the date of such notice. If the Subscriber does not exercise his right of conversion, the Debenture will no longer be convertible to Common Shares.

(c)

Conversion Price. The Outstanding Amount shall be convertible into one fully paid and non-assessable Common Share of the Company (the "Conversion Rate") at a price per share that is equal to the higher of 1.) the 30-day closing average price of its Common Shares on its principal market which shall be initially be the OTC Bulletin Board discounted 20% calculated from the date the Conversion Notice is received by the Issuer or 2.) US$0.60 per share, subject to adjustment under Paragraph 3(d)(i).

(d)	Mechanics of Conversion.

(i)

Mechanics of Conversion by the Subscriber. In order to convert the Outstanding Amount into Common Shares, the Subscriber shall surrender this Debenture, together with written notice in the form of Schedule B, attached hereto (the "Conversion Notice"), to the Company that the Subscriber elects to convert all or the portion of the Outstanding Amount as specified therein. The aforesaid notice and election shall be irrevocable by the Subscriber unless the Company shall default in or fail to fulfill any or all of its obligations arising hereunder or otherwise by reason of such notice or election, in which case, in addition to and not in lieu of any and all other rights and remedies to which the Subscriber may thereby be and become entitled, such notice and election, by further notice to the Company, may be revoked and rescinded at the election of the Subscriber exercised in its sole discretion. Each Conversion Notice shall provide for the Subscriber's election to convert at least $1,000 of the Outstanding Amount. The date on which a Conversion Notice is given (the "Conversion Date") shall be deemed to be the later of:(i) the date the Company received by mail or facsimile a duly executed Conversion Notice, and (ii) the date specified for conversion in the relevant Conversion Notice. Upon receipt of any Conversion Notice, the Company shall immediately verify the Subscriber's calculation of the Conversion Rate. Unless the Company objects, in writing, to the Subscriber's calculation within five (5) Business Days after receipt of the Conversion Notice, the Company will be deemed to have accepted such calculation;

(ii)

Issuance of Certificates. Upon receipt by the Company of a Conversion Notice, the Company shall use reasonable commercial efforts to cause the Company's transfer agent for the Common Shares to issue and deliver a certificate for the number of Common Shares to which the Subscriber shall be entitled upon such conversion as promptly as practicable to such Subscriber (or to its direction) and thereafter the Outstanding Amount shall be reduced accordingly. Upon delivery of the originally signed copy of the Debenture to the Company, the Company will deliver to the Subscriber a Debenture for the remaining Outstanding Amount;

(e)	No fractional Common Shares shall be issuable hereunder. The number of Common Shares that are issuable upon any conversion shall be rounded down to the nearest whole share;

(f)

The Company shall reserve and keep available at all times after the issuance of this Debenture, free of preemptive rights, sufficient Common Shares for the purpose of enabling the Company to satisfy any obligation to issue Common Shares upon conversion into Common Shares of the aggregate Outstanding Amount of the Debentures from time to time.

4.	SHARE SPLITS, DIVIDENDS, REORGANIZATIONS

(a)

Common Share Splits, Dividends. In case the Company shall at any time subdivide the outstanding Common Shares into a greater number of shares, whether by share dividend, share split or otherwise, the Conversion Rate in effect immediately prior to such subdivision shall be proportionately reduced and the number of Common Shares into which the Outstanding Amount is convertible shall be proportionately increased. In case the outstanding Common Shares shall be combined into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination shall be proportionately increased and the number of Common Shares into which the Outstanding Amount is convertible hereunder shall be proportionately reduced;

(b)

Reclassifications of Common Shares. After the date hereof, in case of any reclassification or change in the outstanding Common Shares, or in case of any consolidation or merger to which the Company is a party (except a merger in which the Company is the surviving corporation and which does not result in any reclassification or change in the outstanding Common Shares), or in case of any sale or conveyance to another person or entity of all or substantially all of the property of the Company, effective provision shall be made by the Company or by the successor or purchasing person that the Subscriber shall have the right, upon conversion of this Debenture, at the Conversion Rate in effect immediately prior to such reclassification, change, consolidation, merger, sale or conveyance for the number of Common Shares that, but for such transaction, the Subscriber would have received upon conversion hereunder, to receive the kind and amount of Common Shares receivable in such transaction by the Company and/or its affiliates;

(c)

No Other Anti-dilution Rights. Except as expressly set forth herein, the Subscriber shall not be entitled to any anti-dilution rights with respect to either (i) the number and kind of shares subject to this Debenture or (ii) the Conversion Rate.

5.	COVENANTS OF THE COMPANY

Operations. The Company covenants and agrees with the Subscriber that from and after the date of this Debenture until all Outstanding Amounts are paid in full (and/or converted into Common Shares), the Company shall:

(a)

Do or cause to be done all things necessary to keep in full force and effect its corporate existence and all rights, franchises, licenses and qualifications to carry on its business or to own property in each jurisdiction in which it carries on a material part of its business or owns material property;

(b)

Duly and punctually pay or cause to be paid all principal, interest and other amounts payable by the Company under this Debenture on the dates, at the places and in the moneys and manner set forth herein; and

(c)	Promptly advise the Subscriber of the occurrence of any Event of Default or any event which, with the giving of notice or the passage of time or both, would constitute an Event of Default.

6.	OBLIGATIONS ABSOLUTE

No provision of this Debenture, other than those provisions relating to the conversion of the Debentures, shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Outstanding Amount at the time, place and rate, and in the manner, herein prescribed.

7.	WAIVERS

The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate, prior notice of bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payments of all sums owing and to be owing hereon, regardless of and without any notice (except as required by law), diligence, act or omission as or with respect to the collection of any amount called for hereunder.

8	REPLACEMENT DEBENTURES

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Debenture, if mutilated, the Company will make and deliver a replacement Debenture of like tenor, in lieu of this Debenture.

9.	DEFAULT

If one or more of the following events (each called an "Events of Default") shall occur:

(a)

The Company shall fail to perform or observe any material covenant, term, provision, condition, agreement or obligation of the Company under this Debenture, and such failure shall continue uncured for a period of five (5) Business Days after written notice from the Subscriber of such failure;

(b)

The Company shall fail to make any interest payments when due under this Debenture or fail to issue Common Shares upon conversion of this Debenture (other than in accordance with the terms of this Debenture), and such failure shall continue uncured for a period of five (5) Business Days after written notice from the Subscriber of such failure;

(c)

The Company shall: (i) become insolvent; (ii) admit in writing its inability to pay its debts generally as they mature; (iii) make a general assignment for the benefit of creditors or commence proceedings for its dissolution; or (iv) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business;

(d)

A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment;

(e)

Any governmental agency or any court of competent jurisdiction shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter;

(f)

Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt, shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in, any such proceeding; or

(g)	The Company shall make a bulk sale of its assets or cease to carry on business;

then, or at any time thereafter prior to the date on which all continuing Events of Default have been cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Subscriber (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Subscriber and in the Subscriber's sole discretion, the Subscriber may, by notice to the Company declare this Debenture immediately due and payable, and the Subscriber may immediately, and without expiration of any period of grace, enforce any and all of the Subscriber's rights and remedies provided herein, or any other rights or remedies afforded by law.

10.	SAVINGS CLAUSE

In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby. If such provision is not capable of being adjusted, it shall be deemed to be severed herefrom and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

11.	ENTIRE AGREEMENT

This Debenture and the subscription agreement pursuant to which this Debenture was issued constitutes the full and entire understanding and agreement between the Company and the Subscriber with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Subscriber.

12.	SUCCESSORS AND ASSIGNEES

This Debenture shall be binding upon the Company and its successors and shall ensure to the benefit of the Subscriber and its heirs, executors, legal personal representatives, successors and/or assignees, as the case may be. Prior to due presentment for transfer of this Debenture, the Company may treat the person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Debenture is then overdue, and the Company shall not be affected by notice to the contrary.

13.	NO WAIVER

No failure on the part of the Subscriber to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Subscriber of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Subscriber or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Subscriber from time to time.

14.	NO RIGHTS AS SHAREHOLDERS

Nothing contained in this Debenture shall be construed as conferring upon the Subscriber the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders of the Company for the election of the directors of the Company or any matter, or any rights whatsoever as a shareholder of the Company. The Subscriber shall have no rights as a shareholder with respect to any Common Shares receivable upon conversion of this Debenture until the Conversion Date. Except as expressly set forth herein, no adjustment shall be made for dividends or any other rights for which the record date occurs prior to the Conversion Date.

15.	NOTICE

Unless otherwise provided herein, any notice or other communication to a party hereunder (including a Conversion Notice) shall be deemed to have been duly given if personally delivered or sent by registered mail, postage prepaid with a copy in each case sent on the same day to the party by facsimile, or overnight delivery or courier service to said party at its address set forth herein or such other address as either may designate for itself in such notice to the other. Any notice or other communication shall be deemed to have been duly given and received when delivered in person, three (3) days after the date when posted by registered mail, the next Business Day when posted via overnight delivery or courier service, on the date of delivery if delivered during normal business hours and, otherwise, the next Business Day when transmitted by facsimile, except for a notice changing a party's address, which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Paragraph shall be deemed given at the time of receipt thereof.

Notices to the Company shall be sent to:

ChineseWorldNet.com Inc. #510 - 1199 West Pender Street Vancouver, B.C. V6E 2R1 Facsimile No. (604) 488-0868 Attention: Mr. Joe Tai, CEO & President

Notices to the Subscriber shall be sent to:

Attn:______________________________
Address:___________________________
___________________________________
Facsimile No.:

16.	CHOICE OF LAW AND VENUE

This Debenture shall be construed under the laws of the province of British Columbia and the laws of Canada applicable therein. Each of the Company and the Subscriber hereby: (i) irrevocably submits to the exclusive jurisdiction of the courts in the Province of British Columbia for the purposes of any suit, action or proceeding arising out of or relating to this Debenture and (ii) waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Company consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

17.	TERMINATION AND DISCHARGE

Upon the conversion of any or all of the Outstanding Amount and the payment by the Company of any Outstanding Amount, including accrued interest, not converted hereunder and the issuance of Common Shares in respect of any conversion right hereunder, this Debenture shall terminate and the Company shall be released and discharged by the Subscriber from all of the Company's obligations and agreements hereunder.

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed this ____________ day of May 2004.

CHINESEWORLDNET.COM INC.

By: _____________________________________________
Joe Tai, CEO & President